Exhibit 4.38

PARTIAL ASSIGNMENT OF LEASE

AND

LEASE AMENDMENT NUMBER TWO

This PARTIAL ASSIGNMENT OF LEASE AND LEASE AMENDMENT NUMBER TWO entered into this 31st day of August, 2005 (the “Second Amendment”), by and between HIGHWOODS REALTY LIMITED PARTNERSHIP, a North Carolina limited partnership, (the “Landlord”); BIOSTRATUM, INC., a Delaware corporation (the “Assignor”), and ADHEREX, INC., a Delaware corporation (the “Tenant”).

W I T N E S S E T H:

WHEREAS, Assignor and Landlord entered into that certain Lease Agreement dated September 8, 2000 (the “Original Lease”), as amended by that certain Lease Amendment Number One dated August 31, 2005 (the “First Amendment”), the Original Lease and the First Amendment collectively referred to as the “Lease”, for space designated as Suite 200, comprising approximately 35,600 rentable square feet, in the Maplewood Building, located at 4620 Creekstone Drive, Creekstone Office Park, Durham, Durham County, North Carolina; and

WHEREAS, Assignor is assigning the Premises to Tenant (approximately 18,272 rentable square feet) and Tenant and Landlord have agreed to extend the Lease in regards to that portion of the Premises being assigned to Tenant;

NOW THEREFORE, in consideration of the mutual and reciprocal promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord, Assignor and Tenant hereby agree to assign and amend the Lease as follows:

Assignment of Lease

1.	Assignment. Assignor hereby assigns, sets over and transfers to Tenant all of Assignor’s rights, title and interest in and to the Premises containing approximately 18,272 square feet as shown in Exhibit A; provided that in assigning its interests Assignor is not assigning its rooftop license and related right to maintain equipment on the Building of the Premises and these rights shall be assigned to CountryWide Home Loans, Inc. (“CountryWide”), in conjunction with the assignment of Assignor’s sublease with CountryWide to Landlord.

2.	Ratification of Lease. All of the terms, covenants and conditions of the Lease are hereby ratified and reaffirmed by all parties hereto as amended.

3.	Acceptance. Tenant hereby accepts this Assignment and agrees to assume and be bound by all of the terms of the Lease (a copy of which Tenant has received and reviewed) beginning on January 1, 2006. In conjunction with the Assignment, Landlord shall provide Tenant with Building keys (card access or keys).

4.	Release. Landlord confirms that this Assignment shall release Assignor from any liability under the Lease for the Premises as defined herein.

5.	Landlord’s Consent. Landlord consents to this Assignment. However, such consent shall not constitute consent to any future assignments or subletting of the Premises. If Landlord executes this document prior to execution by Tenant and Assignor, it is understood that Landlord’s execution shall not be deemed to be effective until Assignor and Tenant have both executed this document and Landlord is provided with a fully executed original.

Lease Amendment Number Two

1.	Premises. Effective January 1, 2006, Section One of the Lease, entitled “Leased Premises”, shall be amended to provide that the Premises shall be that area shown in Exhibit A attached (which shall replace the existing Exhibit A), constituting approximately 18,272 rentable square feet on the first and second floor of the Building, and designated as Suites 200 and 140. Approximately 18,234 rentable square feet of the Premises shall be located in Suite 200. Approximately 38 rentable square feet of Premises shall be located in Suite 140.

2.	Term. Effective on January 1, 2006, Section Two of the Lease, entitled “Term”, shall be amended to extend the Term of the Lease so that the Expiration Date becomes August 31, 2012.

3.	Base Rent. Effective on January 1, 2006, Section Four of the Lease, entitled “Rent”, shall be amended to provide that cumulative Base Rent during from January 1, 2006 through the extended Term shall be $2,157,745.64, to be payable in equal monthly installments in accordance with the following rent schedule (which shall replace the rent schedule provided in the Lease):

MONTHS	MONTHLY RENT	CUMULATIVE RENT
1/1/06-8/31/07	$13,000.00	$260,000.00
9/1/07-8/31/08	$29,787.42	$357,449.04
9/1/08-8/31/09	$30,681.05	$368,172.60
9/1/09-8/31/10	$31,601.48	$379,217.76
9/1/10-8/31/11	$32,549.52	$390,594.24
9/1/11-8/31/12	$33,526.00	$402,312.00

BASE RENT:		$2,157,745.64

The above rent schedule does not include operating expense pass through adjustments to be computed annually in accordance with Lease Addendum Number Two as amended herein.

4.	Security Deposit. Effective January 1, 2006, Section Five of the Lease, entitled “Security Deposit”, shall be amended to provide that the sum to be deposited with Landlord shall be $28,078.00 and that Tenant shall not have the right to reduce the Security Deposit during the Term.

5.	Tenant’s Acceptance and Maintenance of Premises. Effective January 1, 2006, Section Seven of the Lease, entitled “Tenant’s Acceptance and Maintenance of Premises”, shall be amended to provide that as part of its maintenance obligation, Tenant shall be solely responsible for maintenance of the supplemental HVAC system installed in the lab. In order to assist Tenant in its maintenance obligation, prior to January 1, 2006, Landlord shall provide Tenant with a report from ARS regarding the condition of the system. Tenant shall be responsible for the payment of all electrical charges read from meters installed in the laboratory and Tenant shall have the obligation to maintain and pay metered electrical charges as provided in the First Amendment. Upon the expiration or termination of the Lease, Tenant shall be responsible for restoring the Premises to the same condition as exist on January 1, 2006, ordinary wear and tear and damage by casualty excepted, and removing any supplemental HVAC, fume hoods, or generator (including wiring and cabling) that may be installed.

6.	Signs. Effective January 1, 2006, Section Ten of the Lease, entitled “Signs”, shall be amended to delete any reference to a Workletter and to provide that Tenant shall have the right to Building standard suite and directory signs and that so long as Tenant is not in default of the Lease and has not assigned or subleased all or a portion of the Premises, Tenant shall have the right to parapet signage; provided that all costs and expenses of parapet signage shall be Tenant’s responsibility, Landlord shall have the right to approve and agree to the appearance of the sign (its color, font and design), and Tenant shall be responsible for ensuring that the sign complies with relevant laws and building codes. Tenant shall not have the right to modify the parapet sign, except with Landlord’s approval. Tenant shall be required to remove its name from the parapet sign upon the expiration or termination of the Lease and be responsible for any restoration that may be required as a result of the removal.

7.	Insurance Requirements. Section Thirteen of the Lease, entitled “Insurance Requirements”, shall be amended to provide that Tenant’s Property shall include any improvements that it pays for directly (without the use of a Landlord-provided allowance).

8.	Notices. Effective January 1, 2006, the address for notice to Tenant, provided in Section 24, entitled “Notices”, shall change to the following:

LEGAL NOTICE
ADDRESS FOR
TENANT:	ADHEREX, INC.
4620 Creekstone Drive, Suite 200
Durham, North Carolina 27703
Attn: Scott Murray, General Counsel
Facsimile #: 919/484-8001

9.	Brokers’ Commissions. Section 26 of the Lease, entitled “Broker’s Commissions”, shall be amended to provide that Tenant has not dealt with any real estate broker, finder or other person with respect to this Second Amendment and the extension of the Lease, except for Corporate Realty Advisors, through John Stubbs, whose address is 5511 Capital Center Drive, Suite 320, Raleigh, North Carolina 27606.

10.	Additional Rent – Operational Expense Pass Throughs. Effective on January 1, 2006, Lease Addendum Number Two, entitled “Additional Rent – Operating Expense Pass Throughs”, shall be amended to provide that Tenant’s Base Year shall be the calendar year commencing on January 1, 2006 and that Tenant’s Proportionate Share shall be calculated by dividing the approximately 18,272 rentable square feet of the Premises by the 35,600 rentable square feet of the Building which equals 51.3258%.

11.	Option to Extend Lease Term. Lease Addendum Number Three, entitled “Option to Extend Lease Term”, shall be amended to delete paragraph 4 thereof and provide that Tenant shall have the right and option to extend the Lease for one five year term, upon the expiration of the existing term, upon nine month’s prior notice to Landlord, and that Base Rent shall be the then existing fair market rental rate and the extension shall be under market terms and conditions. In all other respects, Lease Addendum Number Three shall remain unchanged.

12.	Guaranty. Effective January 1, 2006, the attached Guaranty will be incorporated into the Lease.

13.	Miscellaneous. The foregoing is intended to be an addition and a modification to the Lease. Unless otherwise defined herein, all capitalized terms used in this Second Amendment shall have the same definitions ascribed in the Lease. Except as modified and amended by this Second Amendment, the Lease shall remain in full force and effect. If anything contained in this Second Amendment conflicts with any terms of the Lease, then the terms of this Second Amendment shall govern and any conflicting terms in the Lease shall be deemed deleted in their entirety.

14.	Tenant Acknowledgment. Tenant acknowledges that to the best of its knowledge Landlord has complied with all of its obligations under said Lease to date, and, to the extent not expressly modified hereby, all of the terms and conditions of said Lease shall remain unchanged and in full force and effect.

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IN WITNESS WHEREOF, Tenant and Landlord have caused this instrument to be executed as of the date first above written, by their respective officers or parties thereunto duly authorized.

Assignor:

BIOSTRATUM, INC.

a Delaware corporation

By:	/s/ Gary M. Gordon

Name:	Gary Gordon, M.D.

Title:	Vice President and Chief Financial Officer

Date:	August 5, 2005

Attest:

Secretary

Tenant:

ADHEREX, INC.

a Delaware corporation

By:	/s/ James A. Klein, Jr.

Name:	James A. Klein, Jr.

Title:	Chief Financial Officer

Date:	August 17, 2005

Attest:

Secretary

Corporate Seal:

Landlord:

HIGHWOODS REALTY LIMITED PARTNERSHIP

a North Carolina limited partnership

By: Highwoods Properties, Inc., its general partner

a Maryland corporation

By:	/s/ Robert G. Cutlip
Robert G. Cutlip, Senior Vice President and Regional Manager

Date:	August 31, 2005

Attest:	/s/ Cynthia A. Morgan

Cynthia A. Morgan, Assistant Secretary

Corporate Seal:

EXHIBIT A

PREMISES

GUARANTY OF LEASE

This Guaranty is made as of the 17th day of August, 2005, by ADHEREX TECHNOLOGIES, INC., whose address is 4620 Creekstone Drive, Suite 200, Durham, North Carolina (“Guarantor”), in favor of HIGHWOODS REALTY LIMITED PARTNERSHIP (“Landlord”), whose address is 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604 (the “Guaranty”).

1. Lease. The “Lease” shall mean that certain amended Office Lease dated September 8, 2000, by and between Landlord and Biostratum, Inc. (“Assignor”) for the property located at 4620 Creekstone Drive, Durham, North Carolina and all extensions, renewals, amendments, supplements or modifications thereto; which Lease is being assigned to ADHEREX INC, pursuant to a Partial Assignment of Lease and Lease Amendment Number Two.

2. Purpose and Consideration. The execution and delivery of this Guaranty by Guarantor is a condition to Landlord’s assigning the Lease to Tenant and is made to induce Landlord to enter into the Lease. Guarantor is a Canadian corporation and the parent (owner of 100% of Tenant’s stock) of Tenant, a Delaware corporation.

3. Guaranty. Guarantor hereby absolutely, unconditionally and irrevocably, guarantees the compliance with and performance by Tenant of each of the provisions, covenants, agreements and conditions applicable to Tenant contained in the Lease and guarantees the full and prompt payment by Tenant of the Base Rent, Additional Rent and other amount payable by Tenant under the Lease, as and when the same become due, whether by acceleration or otherwise. This is a Guaranty of payment and not of collection.

4. Guaranty as Independent. The obligations of Guarantor hereunder are independent of the obligations of Tenant, and Guarantor expressly agrees that a separate action or actions may be brought and prosecuted against Guarantor whether or not any action is brought against Tenant and whether or not Tenant is joined in any action against Guarantor and that Landlord may pursue any rights or remedies it has under the Lease and under this Guaranty in any order or simultaneously or in any other manner.

5. Authorizations to Landlord. Subject to the agreement of the parties, Guarantor authorizes Landlord, without notice or demand and without affecting Guarantor’s liability hereunder, from time to time to (i) change, amend, modify or alter any of the terms, covenants, agreements, or conditions contained in the Lease; (ii) extend or renew the Lease; (iii) change, renew, compromise, extend, accelerate or otherwise change the time for payment of any amounts payable under the Lease; (iv) consent to any assignment, sublease, pledge or transfer of the Lease by Tenant or of Tenant’s interest in the Premises; (v) release Tenant and substitute any one or more parties as Tenants or sublessees under the Lease; (vi) waive or fail to take action with respect to any default by Tenant under the Lease; and (vii) waive or fail to take action with respect to any remedy under the Lease.

6. Application of Payments Received by Landlord. Any sums of money that Landlord receives from or on behalf of Tenant may be applied by Landlord to reduce any indebtedness of Tenant to Landlord as Landlord, in its sole discretion, deems appropriate.

7. Waiver by Guarantor. Guarantor hereby waives (i) any right to require Landlord to proceed against, give notice to or make demand upon Tenant; (ii) any right to require Landlord to pursue any remedy of Landlord; (iii) any right to participate in or to direct the application of any security held by Landlord; (iv) any defense arising out of any disability or other defense of Tenant, including cessation, impairment, modification, or limitation, from any cause, of liability of Tenant or of any remedy for the enforcement of such liability; and (v) any rights under N.C.G.S. 26-7 et seq.

8. Subordination by Guarantors. Guarantor hereby agrees that any indebtedness of Tenant to Guarantor, whether now existing or hereafter created, shall be subordinated to any indebtedness of Tenant to Landlord.

9. Notices and Demands. All notices and demands under this Guaranty shall be in writing and shall be deemed properly given and received when actually given and received three (3) business days after mailing, (i) if sent by registered or certified United States mail, postage prepaid, return receipt requested, addressed to the party to receive the notice or demand at the address set forth for such party in the first paragraph of this Guaranty or at such other address as either party may notify the other in writing or (ii) delivered to a nationally recognized overnight courier service for next business day delivery, to its addressee at such party’s address as set forth above. A copy of any notices given by Guarantor to Landlord shall be sent, to Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604.

10. Payment of Costs of Enforcement. In the event any action or proceeding is brought to enforce this Guaranty and if Landlord is held entitled to recovery against Guarantor, Guarantor agrees to pay all costs and expenses of Landlord in connection with such action or proceeding, including reasonable attorneys’ fees.

11. Binding Effect. This Guaranty shall be binding upon Guarantor and its heirs, personal representatives, successors and assigns and shall inure to the benefit of Landlord and its successors and assigns.

12. Severability. If any provision of this Guaranty shall be held invalid or unenforceable, the remainder of this Guaranty shall not be affected thereby and there shall be deemed substituted for the affected provision, a valid and enforceable provision as similar as possible to the affected provision.

13. Governing Law. This Guaranty shall be interpreted under and enforced according to the laws of the State in which the Premises are located.

14. Captions for Convenience. The headings and captions hereof are for convenience only and shall be not considered in interpreting the provisions hereof.

15.	Unless otherwise defined herein, all capitalized terms shall have the same meaning as set forth in the Lease.

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be executed under seal the day and year first above written.

GUARANTOR:

Adherex Technologies, Inc.

By:	/s/ James A. Klein, Jr.

Name:	James A. Klein, Jr.

Title:	Chief Financial Officer

[CORPORATE SEAL]